Exhibit 10

AMENDMENT NUMBER ONE TO THE
JOY GLOBAL INC. 2003 STOCK INCENTIVE PLAN

        This amendment dated October 1, 2004 to the Joy Global Inc. 2003 Stock Incentive Plan ("Plan") of Joy Global Inc. is made pursuant to Section 10 of the Plan.

        WHEREAS, Section 10 of the Plan permits the Board (as defined in the Plan) to amend the Plan, and

        WHEREAS, the Committee (as defined in the Plan) has indicated that it is desirable to amend the Plan as hereinafter provided.

        NOW, THEREFORE, the Plan is amended as follows:

        The second proviso in the fifth paragraph of Section 2 of the Plan shall be replaced its entirety by the following:

and provided, further, that the Committee may not delegate to the CEO the authority to grant Awards to executive officers of the Company.